Exhibit 11.  Statement Re:  Computation of Per Share Earnings


                   Three Months Ended        Twelve Months
                                                 Ended

                     5/3/97     5/4/96      5/3/97    5/4/96

                   (In thousands, except for per share data)

Net (loss)
income             $(3,184)   $(1,145)      $4,225    $7,054

Weighted
average
shares
outstanding
during the
period               15,606     15,812      15,720    15,778

Net (loss)
income per
common share
                    $(0.20)    $(0.07)       $0.27     $0.45